UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September13, 2016

BLUE HILLS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36551	46-5429062
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

320 Norwood Park South, Norwood, Massachusetts	02062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 361-6900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01:     Other Events

Blue Hills Bancorp today announced an update on problem loans related to one commercial customer. As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the second quarter of 2016 as filed with the Securities and Exchange Commission, on August 4, 2016, loans with a balance of $4.1 million to this commercial customer were placed on nonaccrual status in the second quarter of 2016 and a specific reserve of $558,000 was established against such loans at that time. The Company had a full commercial relationship with this customer, including an owner-occupied commercial real estate loan and three loans to finance other business assets. The specific reserve of $558,000 was established based upon information available at such time. Based on the information currently available to the Company regarding the borrower and collateral securing the loans, the Company expects to record a charge-off of $3.3 million related to such loans during the third quarter. This charge-off, when combined with the effect of the previously established specific reserve, is expected to result in a pre-tax charge against income of approximately $2.7 million relating to these loans for the third quarter.

The Company has initiated foreclosure and liquidation proceedings on such collateral that had been pledged to the Company as security for the loans. In addition, the Company is conducting a thorough review and investigation, including the use of forensic accountants, related to the origination of the loans and the representations made by this customer to the Bank. The Company believes the customer made fraudulent misrepresentations about its financial condition and the collateral securing the loans and the Company intends to pursue all legal remedies against the customer for losses and costs related to the loans. There can be no assurance, however, that these efforts will result in significant recoveries. Additional developments on this matter, if any, will be provided when the Company releases third quarter 2016 earnings, which is currently planned for the week of October 24.

The Company also announced that its Board of Directors authorized a third share repurchase program, pursuant to which the Company may repurchase an additional 5% of the Company's issued and outstanding shares, or approximately 1,345,087 shares. The new stock repurchase program will follow the completion of the Company’s existing stock repurchase program, of which 182,800 shares remain authorized for repurchase. The timing of the purchases will depend on certain factors, including but not limited to, market conditions and prices, available funds, and alternative uses of capital. The stock repurchase program may be carried out through open-market purchases, block trades, negotiated private transactions or pursuant to a trading plan adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

Item 9.01     Financial Statements and Exhibits

Exhibit	Description

99.1	Press Release, dated September 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BLUE HILLS BANCORP, INC.
DATE: September 13, 2016	By:	/s/ William M. Parent
William M. Parent
President and Chief Executive Officer